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                                                                   Exhibit 10.10

                                  June 2, 2003

Wemer Co.
93 Werner Road
Greenville, PA 16125-9499
Attention:    Eric J. Werner, Esq.
              General Counsel


                      Re: Consent to Stock Unit Adjustment


Dear Sir:
         I am the sole participant in the Werner Co. Deferred Stock Plan (the "Plan"). I understand that Werner Holding Co. (PA), Inc. ("the Parent Company") has entered into a Recapitalization and Stock Purchase Agreement dated as of May 7, 2003 by and among the Parent Company, its shareholders and Green Equity Investors III, L.P. (the "Recapitalization Agreement"), pursuant to which (i) each outstanding share of Class C Stock of Parent Company will be reclassified and converted into the right to receive 0.396646 shares of Class R Stock of Parent Company and the right to retain 0.603354 shares of Post-Recapitalization Class C Stock of Parent Company as defined in the Recapitalization Agreement, and (ii) all of the Class R Stock of Parent Company into which the Class C Stock is converted will be redeemed at a price of $4,929.66 per share.
         I further understand that, to take account of the recapitalization and redemption contemplated by the Recapitalization Agreement, the Board of Directors of Werner Co., as administrator of the Plan, has proposed as a proportionate and equitable adjustment to the Stock Units in my Stock Unit Account under the Plan, to cancel 518.8130 Stock Units now credited to my Stock Unit Account and to substitute for such Stock Units a deferred compensation dollar account at an initial value of $2,557,571.54, representing $4,929.66 for each Stock Unit cancelled. I agree to the proposed cancellation of Stock Units and creation of a deferred compensation dollar account as described above, as an appropriate means of preserving the benefits intended to be provided to me by the Plan.

                                       Very truly yours,


                                       /s/ Dennis G. Heiner
                                       -------------------------
                                       Dennis G. Heiner